Exhibit 10.6

EXECUTION VERSION

AMENDMENT TO EMPLOYEE MATTERS AGREEMENT

This Amendment (this “Amendment”) to the Employee Matters Agreement, dated as of October 27, 2015, by and among Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation and the sole stockholder of Vistana (“Starwood”), Vistana Signature Experiences, Inc., a Delaware corporation and a wholly-owned Subsidiary of Starwood (“Vistana”), and Interval Leisure Group, Inc., a Delaware corporation (“ILG”) (the “Employee Matters Agreement”), is made as of April 18, 2016 (“Execution Date”).  Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Employee Matters Agreement.

RECITALS

WHEREAS, in connection with the Agreement and Plan of Merger, dated as of October 27, 2015, entered into by and among Starwood, Vistana, ILG, and Iris Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of ILG (the “Merger Agreement”), the Parties contemporaneously entered into the Employee Matters Agreement; and

WHEREAS, the Parties desire to amend certain rights and obligations of the Parties under the Employee Matters Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

Section 1.01                             Business Transfer Date.  When used in the Employee Matters Agreement, the term “Business Transfer Date” shall be deemed to be a reference to “Distribution Date,” as such term is defined in the Separation Agreement.

Section 1.02                             Retirement Plans.  Notwithstanding the provisions of Section 2.01(e)(iv) of the Employee Matters Agreement to the contrary, for the period from the Closing Date through December 31, 2016, the ILG Retirement Plan shall provide the Vistana Employees with the opportunity to receive the same rate of employer matching contributions and the same vesting schedule as provided under the Starwood Retirement Plan to such employees as of the date hereof; provided, however, that service may be credited for purposes of vesting or eligibility under the ILG Retirement Plan using the methodology currently provided by such ILG Retirement Plan.

Section 1.03                             Nonqualified Plans.  Notwithstanding the first two sentences of Section 2.03(b) of the Employee Matters Agreement, ILG shall amend its existing nonqualified deferred compensation plan (the “ILG Deferred Compensation Plan”) as of the Closing Date to provide for participation in the ILG Deferred Compensation Plan by Vistana Employees who were participants in the Starwood Deferred Compensation Plan immediately prior to the Closing Date on terms and conditions (other than with respect to investment options) that are substantially similar to what was provided to them under the Starwood Deferred Compensation Plan and pursuant to the remainder of Section 2.03 of the Employee Matters Agreement. Notwithstanding the foregoing, neither ILG nor Vistana shall be under any obligation to offer any employees the opportunity to make future deferral elections under the ILG Deferred Compensation Plan, and if any future deferral elections are offered under the ILG Deferred Compensation Plan, neither ILG nor Vistana shall be under any obligation to make deferral elections available under the same terms as applied under the Starwood Deferred Compensation Plan.  References in the Employee Matters Agreement to the “Vistana Deferred Compensation Plan” shall be deemed to be references to the “ILG Deferred Compensation Plan,” as amended.  References to the actions to be taken “prior to the Closing Date” in the first sentence of each of Sections 2.03(c)(A) and 2.03(c)(B) of the Employee Matters Agreement shall be deemed to mean “as of the Closing Date.”

Section 1.04                             Flexible Benefit Plan.  Notwithstanding the provisions of Sections 2.05(a) and 2.05(b) of the Employee Matters Agreement to the contrary, in the event that the Closing Date has not occurred as of April 1, 2016, then effective as of such date Vistana Employees shall cease to participate in the Starwood Flexible Benefit Plan, and Vistana shall establish a new flexible benefit plan (the “Vistana Flexible Benefit Plan”) for the benefit of Vistana Employees.  The Vistana Flexible Benefit Plan shall be similar to the Starwood Flexible Benefit Plan, and shall be subject to the review and approval of ILG prior to its adoption, which consent shall not be unreasonably withheld.  In the event the foregoing applies, references in the Employee Matters Agreement to the “ILG Flexible Benefits Plan” shall be deemed to be references to the new Vistana Flexible Benefits Plan, and the Vistana Flexible Benefits Plan shall be deemed a Vistana Benefit Plan for purposes of the Merger Agreement.  Starwood will be responsible for all liabilities with respect to any Vistana Employee or Former Vistana Employee and their dependents, regardless of when such claims are filed and/or paid under the Starwood Flexible Benefits Plan with respect to all claims incurred on or before March 31, 2016.  The amounts Starwood has previously received for health and welfare coverage under the Starwood Flexible Benefits Plan for Vistana Employees or Former Vistana Employees through March 31, 2016 shall be considered full payment for such coverage and Vistana shall not be obligated to make any further payments toward such coverage.  Vistana will be responsible for all liabilities with respect to any Vistana Employee or COBRA Participant and their dependents, regardless of when such claims are filed and/or paid, under the Vistana Flexible Benefits Plan with respect to all claims incurred on or after April 1, 2016 and Starwood shall not be responsible for any “true up” payment with respect to such claims, including for the period that Vistana remains part of the Starwood controlled group.  Vistana shall not be required to pay Starwood a monthly amount for health and welfare coverage for Vistana Employees or Former Vistana Employees beginning with the month of April, 2016.

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Section 1.05                             Dependent Care Flexible Spending Account.  Notwithstanding the provisions of Section 2.05(c) of the Employee Matters Agreement to the contrary, ILG shall not be required to establish nor cause to be established an ILG FSA effective as of or following the Closing Date.  Starwood shall remain liable for all claims and liabilities under the Starwood FSA with respect to any Vistana Employee or Former Vistana Employee.  Furthermore, Vistana Employees shall not be eligible to participate in a dependent care spending account program on or after April 1, 2016; provided, however, that in its sole discretion, ILG may establish a flexible spending account for the benefit of Vistana Employees on or after April 1, 2016.

Section 1.06                             Continuation Coverage.  Notwithstanding the provisions of Section 2.05(d) of the Employee Matters Agreement to the contrary, in the event that the Closing Date has not occurred as of April 1, 2016, the Vistana Flexible Benefits Plan shall be solely responsible for providing and meeting the COBRA continuation coverage requirements for all Vistana Employees and all Former Vistana Employees, as well as their “qualified beneficiaries” (as defined in COBRA), with respect to all claims incurred on or after April 1, 2016.  Furthermore, all COBRA premiums for coverage for such individuals beginning on April 1, 2016 shall be paid to Vistana or the Vistana Flexible Benefits Plan.

Section 1.07                             Health Reimbursement Account.  Notwithstanding the provisions of Section 2.05(e) of the Employee Matters Agreement to the contrary, in the event that the Closing Date has not occurred as of April 1, 2016, Vistana Employees will cease to participate in the Starwood HRA as of such date, and Vistana shall establish a new health reimbursement account (the “Vistana HRA”) for the benefit of Vistana Employees.  The Vistana HRA shall have similar terms and provide the same level of benefits as the Starwood HRA, and shall be subject to the review and approval of ILG prior to its adoption which consent shall not be unreasonably withheld.  In connection with providing the same level of benefits, to the extent permitted by applicable Law, the Vistana HRA shall provide that the account balances for each Vistana Employee who is a participant under the Vistana HRA shall be increased by any balance that still remains under the Starwood HRA for such participant after the end of the run out period under the Starwood HRA for paying claims incurred in the 2015-2016 plan year to the same extent as such amount would have remained available for such participant’s use under the Starwood HRA during the 2016-2017 plan year.  In the event the foregoing applies, references in the Employee Matters Agreement to the “ILG HRA” shall be deemed to be references to the new Vistana HRA, and the Vistana HRA shall be deemed a Vistana Benefit Plan for purposes of the Merger Agreement.  In the event the Vistana HRA is established pursuant to this Section 1.07, (i) Starwood shall be responsible for all liabilities with respect to any Vistana Employee or Former Vistana Employee and their dependents, regardless of when such claims are filed and/or paid under the Starwood HRA, and (ii) Vistana shall be responsible for all liabilities with respect to any Vistana Employee or Former Vistana Employee and their dependents, regardless of when such claims are filed, under the Vistana HRA with respect to all claims incurred on or after April 1, 2016.

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Section 1.08                             Vacation and Sick Pay Liabilities.  Notwithstanding the provisions of Section 2.07 of the Employee Matters Agreement to the contrary, on and after the Closing Date, accrual of vacation and sick leave in respect of each Vistana Employee working in California, shall be according to an accrual schedule that is substantially similar to Starwood’s accrual schedule as in effect immediately prior to the Closing Date, rather than one which is identical.

Section 1.09                             Full Force and Effect.  Except as expressly set forth in this Amendment, this Amendment does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement or the Employee Matters Agreement, which are hereby incorporated by reference and shall remain in full force and effect.

Section 1.10                             Counterparts.  This Amendment may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 1.11                             Updates to Vistana Disclosure Schedule.  If the Vistana Flexible Benefit Plan and Vistana HRA are established pursuant to Sections 1.04 and 1.07 hereof, they will be deemed to be listed as a Vistana Benefit Plan on Section 5.13(a) of the Vistana Disclosure Schedule.

Section 1.12                             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Execution Date.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	CEO

[Signature Page to Amendment to Employee Matters Agreement]

VISTANA SIGNATURE EXPERIENCES, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Authorized Signatory

[Signature Page to Amendment to Employee Matters Agreement]

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Amendment to Employee Matters Agreement]

EMPLOYEE MATTERS AGREEMENT

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

VISTANA SIGNATURE EXPERIENCES, INC.

And

INTERVAL LEISURE GROUP, INC.

dated as of

October 27, 2015

TABLE OF CONTENTS

		Page
	ARTICLE I.
	DEFINITIONS

Section 1.01	Definitions	1

Section 1.02	Other Terms	5

Section 1.03	Interpretation; Construction	6

Section 1.04	Survival	6

Section 1.05	Termination	7

	ARTICLE II.
	EMPLOYEE BENEFITS

Section 2.01	Employment	7

Section 2.02	Retirement Plans	9

Section 2.03	Nonqualified Plans	11

Section 2.04	Annual Bonus	13

Section 2.05	Health and Welfare Benefits	13

Section 2.06	Workers’ Compensation	15

Section 2.07	Vacation and Sick Pay Liabilities	15

Section 2.08	Severance	16

Section 2.09	Preservation of Right To Amend or Terminate Plans	16

Section 2.10	No Right to Employment	16

Section 2.11	Equity Compensation Awards	16

	ARTICLE III.
	LABOR AND EMPLOYMENT MATTERS

Section 3.01	Collective Bargaining Agreements	18

Section 3.02	WARN Obligations	18

Section 3.03	Multiemployer Plan	18

Section 3.04	Attorney-Client Privilege	19

	ARTICLE IV.
	REMEDIES

Section 4.01	Indemnification	20

Section 4.02	Enforcement	20

	ARTICLE V.
	MISCELLANEOUS

Section 5.01	Relationship of Parties	20

i

TABLE OF CONTENTS

(continued)

ii

SCHEDULES

Schedule 2.01(a)     Employees Transferred to Vistana

Schedule 2.01(b)     Employees Transferred to Starwood

Schedule 2.01(d)     Employment Agreements

Schedule 2.01(e)      Severance Guidelines

Schedule 2.11(a)     Starwood Time-Based Awards

Schedule 2.11(b)     Starwood Performance-Based Awards

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”) is made and entered into as of October 27, 2015, by and among STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (“Starwood”), VISTANA SIGNATURE EXPERIENCES, INC., a Delaware corporation (“Vistana”) and INTERVAL LEISURE GROUP, INC., a Delaware corporation (“ILG,” and together with Starwood and Vistana, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Separation Agreement dated as of October 27, 2015, between Starwood and Vistana (the “Separation Agreement”), Starwood and Vistana have set out the terms on which, and the conditions subject to which, they wish to implement the Internal Reorganization (as defined in the Separation Agreement) and the Distribution (as defined in the Separation Agreement);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2015, by and among Starwood, Vistana, ILG and Iris Merger Sub, Inc. a Delaware corporation (the “Merger Agreement”), immediately following the Distribution, a Subsidiary of ILG will merge with and into Vistana, and Vistana Common Stock will be converted into ILG Common Stock on the terms and subject to the conditions of the Merger Agreement (the “Merger”); and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate, among Starwood, Vistana and ILG, Assets, Liabilities and responsibilities with respect to certain employee compensation, benefits, labor and certain other employment matters pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Starwood, ILG, and Vistana agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01                             Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:

Action:  has the meaning specified in the Merger Agreement.

Adjustment Ratio:  means a fraction, (x) the numerator of which is the closing sale price of a share of Starwood Common Stock on the New York Stock Exchange immediately preceding the Distribution (as traded on the “regular way” market) as reported by Bloomberg L.P. or any successor thereto, and (y) the denominator of which is the opening sale price of a share of ILG Common Stock on the Nasdaq Stock Market immediately following the Effective Time (as traded on the “regular way” market) as reported by Bloomberg L.P. or any successor thereto.

Affiliate:  has the meaning specified in the Separation Agreement.

Assets:  has the meaning specified in the Separation Agreement.

Assumed Time-Based Stock Award:  has the meaning specified in Section 2.11(a).

Business Day:  has the meaning specified in the Merger Agreement.

Business Transfer Date:  has the meaning specified in the Separation Agreement.

Business Transfer Time:  has the meaning specified in the Separation Agreement.

Closing:  has the meaning specified in the Merger Agreement.

Closing Date:  has the meaning specified in the Merger Agreement.

Closing Plan Year: means the calendar year in which the Closing Date occurs.

COBRA:  has the meaning specified in Section 2.05(d).

Code:  means the Internal Revenue Code of 1986, as amended, or any successor federal income tax Law.  Reference to a specific Code provision also includes any temporary or final regulation in force under that provision.

Collective Bargaining Agreement:  means any collective bargaining agreement, labor agreement, or other written agreement to which Starwood, ILG, or any of their respective direct or indirect Subsidiaries is a party with any labor union, works council, its predecessors-in-interest, and its constituent local unions.

Contract:  has the meaning specified in the Separation Agreement.

Converted RSU:  has the meaning specified in Section 2.11(b).

Distribution Date:  has the meaning specified in the Separation Agreement.

Earned Starwood Performance Shares:  has the meaning specified in Section 2.11(b).

Effective Time:  has the meaning specified in the Merger Agreement.

Employee:  means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, whether active or inactive, on disability leave, or on other leave of absence.

Employment Agreement:  means any individual employment, offer, retention, consulting, change in control, split dollar life insurance, sale bonus, incentive bonus, severance, restrictive covenant or other employment related or individual compensatory agreement related to the Vistana Business between any current or former employee and Starwood or any of its Affiliates (including Vistana) which is listed on Schedule 2.01(d).

Employment Claim:  means any actual or threatened lawsuit, arbitration, ERISA claim, or federal, state, or local judicial or administrative proceeding of whatever kind involving a demand by or on behalf of or relating to an employee, former employee, job applicant, intern or volunteer, independent contractor,  leased employee, or anyone claiming to be an employee or joint employee, or by or relating to a collective bargaining agent of employees, or by or relating to any federal, state, or local government agency alleging liability against an employer or against an employee pension, welfare or other benefit plan, or an administrator, trustee or fiduciary thereof.

ERISA:  means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specified provision of ERISA also includes any temporary or final regulations in force under that provision.

Foreign Service DB Plan:  has the meaning specified in Section 2.02(e)(i).

Former Vistana Employee:  means former Employees of Starwood or its Affiliates whose last employment with Starwood or its Affiliates before the Closing Date was with a Vistana Entity.

FY ILG AIP Award:  has the meaning specified in Section 2.04(a).

Governmental Authority:  has the meaning specified in the Merger Agreement.

Hotel Trust Fund:  has the meaning specified in Section 3.03(a).

ILG:  has the meaning specified in the preamble of this Agreement.

ILG AIP:  has the meaning specified in Section 2.04(a).

ILG Common Stock:  means the common stock, par value $0.01 per share, of ILG.

ILG Equity Award:  means each Assumed Time-Based Stock Award and Converted RSU.

ILG FSA: has the meaning specified in Section 2.05(c).

ILG Flexible Benefits Plan:  has the meaning specified in Section 2.05(b).

ILG HRA:  means the Plan established or designed and maintained by ILG pursuant to Section 2.05(e).

ILG Restricted Share Award:  means an award of restricted ILG Common Stock that is subject only to time-based vesting requirements and granted pursuant to an ILG Stock Plan.

ILG Retirement Plan:  means the Plan established or designated and maintained by ILG pursuant to Section 2.02(b).

ILG RSU Award:  has the meaning specified in the Merger Agreement.

ILG Stock Plans:  has the meaning specified in the Merger Agreement.

ILG Time-Based Stock Award:  means an ILG RSU Award or ILG Restricted Share Award granted by ILG under an ILG Stock Plan as described in Section 2.11(a).

Law:  has the meaning specified in the Merger Agreement.

Liabilities:  has the meaning specified in the Separation Agreement.

Merger:  has the meaning specified in the recitals of this Agreement.

Merger Agreement:  has the meaning specified in the recitals of this Agreement.

Parties:  has the meaning set forth in the preamble of this Agreement.

Person:  has the meaning specified in the Merger Agreement.

Plan:  means any plan, policy, arrangement, contract or agreement providing compensation or benefits for any group of Employees or individual Employee, or the dependents or beneficiaries of any such Employee(s), whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any Employee or the beneficiaries of any such Employee.  The term “Plan” as used in this Agreement does not include any contract, agreement or understanding relating to settlement of actual or potential Employment Claims.  Notwithstanding the foregoing, no Employment Agreement will constitute a Plan for purposes hereof.

Plan Payee:  means an individual who is entitled to payment of Plan benefits in his or her capacity as a beneficiary with respect to the benefits of a deceased participant in the Plan or an alternate payee under a qualified domestic relations order within the meaning of Section 414(p)(1)(A) of the Code and Section 206(d)(3)(B)(i) of ERISA with respect to the benefits of a participant in the Plan.

Representative:  has the meaning specified in the Merger Agreement.

SEC:  has the meaning specified in the Merger Agreement.

Separation Agreement:  has the meaning specified in the recitals of this Agreement.

Starwood:  has the meaning specified in the preamble of this Agreement.

Starwood AIP:  has the meaning specified in Section 2.04(a).

Starwood Common Stock:  has the meaning specified in the Merger Agreement.

Starwood Deferred Compensation Plan:  means the Amended and Restated Starwood Hotels & Resorts Worldwide, Inc. Deferred Compensation Plan (effective as of January, 1, 2008).

Starwood Equity Award:  means each Starwood Time-Based Stock Award and Starwood Performance Share.

Starwood Flexible Benefits Plan:  means the Starwood Hotels & Resorts Worldwide, Inc. Flexible Benefits Plan.

Starwood FSA:  has the meaning specified in Section 2.05(c).

Starwood HRA:  has the meaning specified in Section 2.05(e).

Starwood Performance Share:  means a performance share award granted by Starwood under the Starwood Stock Plan before the Distribution Date.

Starwood Plan:  means any of (i) the Starwood Flexible Benefits Plan, the Starwood Retirement Plan, the Starwood Deferred Compensation Plan, and (ii) any other Plan that, as of the close of business on the day before the Closing Date, is sponsored or maintained solely by Starwood.

Starwood Retirement Plan:  means the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan, as in effect immediately prior to the Closing Date.

Starwood Stock Plan:  means the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan.

Starwood Time-Based Stock Award:  means an award of Starwood restricted stock or, in the case of certain Employees based outside the United States, restricted stock units, granted by Starwood under the Starwood Stock Plan before the Distribution Date.

Subsidiary:  has the meaning specified in the Merger Agreement.

Transaction:  means those certain transactions contemplated by the Transaction Documents.

Transaction Documents:  has the meaning specified in the Merger Agreement.

Vistana:  has the meaning specified in the preamble of this Agreement.

Vistana Benefit Plans:  has the meaning specified in the Merger Agreement.

Vistana Business:  has the meaning specified in the Separation Agreement.

Vistana Common Stock:  has the meaning specified in the Separation Agreement.

Vistana Deferred Compensation Plan:  has the meaning specified in Section 2.03(b).

Vistana Employee(s):  has the meaning specified in Section 2.01(a).

Vistana Entities:  has the meaning specified in the Separation Agreement.

Vistana Group:  has the meaning specified in the Separation Agreement.

WARN:  has the meaning specified in Section 3.02.

Withdrawal Liability:  has the meaning specified in Section 3.03(a).

Workers’ Compensation Event:  means the event, injury, illness or condition giving rise to a workers’ compensation claim.

Section 1.02                             Other Terms.  Any capitalized terms used herein but not defined herein shall have the meaning specified in the Merger Agreement or Separation Agreement, as applicable.

Section 1.03                             Interpretation; Construction.

(a)                                 Unless the context of this Agreement otherwise requires:

(i)                                     (A) words of any gender include each other gender and neutral form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (D) the terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (E) the word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (F) the word “or” shall be disjunctive but not exclusive;

(ii)                                  references to Contracts (including this Agreement) and other documents or Laws shall be deemed to include references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions);

(iii)                               references to any federal, state, local, or foreign statute or Law shall include all regulations promulgated thereunder; and

(iv)                              references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b)                                 The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(c)                                  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)                                 The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e)                                  All monetary figures shall be in United States dollars unless otherwise specified.

Section 1.04                             Survival.  If the Merger is consummated, the obligations set forth in this Agreement shall remain in full force and effect and shall survive the Closing Date.

Section 1.05                             Termination.  This Agreement shall terminate automatically without any further action of the Parties upon a termination of the Merger Agreement, and no Party will have any further obligations to the other Parties.

ARTICLE II.
EMPLOYEE BENEFITS

Section 2.01                             Employment.

(a)                                 Transfer of Employees to Vistana.  At or prior to the Business Transfer Time, Starwood shall take all steps necessary and appropriate so that all of the following Employees are transferred to the Vistana Entities:  (i) each Employee (other than any Employees who are on long-term disability leave as of the Business Transfer Time) whose employment duties immediately prior to the Business Transfer Date relate exclusively to the Vistana Business and (ii) each Employee listed on Schedule 2.01(a) attached hereto (clauses (i) and (ii) collectively, the “Vistana Employees,” and each such Employee a “Vistana Employee”).  Between the date hereof and the Business Transfer Date, Starwood and ILG may mutually agree to update, amend or supplement Schedule 2.01(a) attached hereto to correct any inadvertent inclusions and exclusions thereto.  Starwood shall deliver the final Schedule 2.01(a), as amended, updated or supplemented by mutual agreement of the Parties subject to this Section 2.01(a), to ILG immediately prior to the Business Transfer Time.

(b)                                 Employees of the Vistana Entities.  Starwood shall not, and shall cause its Affiliates not to, terminate the employment of any Employees of the Vistana Entities other than in the ordinary course of business and shall not transfer the employment of such Employees prior to the Closing Date except as provided below.  Notwithstanding the foregoing, at or prior to the Business Transfer Time, Starwood shall take all steps necessary and appropriate so that the Employees of the Vistana Entities listed on Schedule 2.01(b) shall be transferred to Starwood.  Between the date hereof and the Business Transfer Date, Starwood and ILG may mutually agree to update, amend or supplement Schedule 2.01(b) attached hereto to correct any inadvertent inclusions and exclusions thereto.  Starwood shall deliver the final Schedule 2.01(b), as amended, updated or supplemented by mutual agreement of the Parties subject to this Section 2.01(b), to ILG immediately prior to the Business Transfer Time.

(c)                                  Allocation of Responsibilities as Employer.  At the Business Transfer Time, except as otherwise provided under this Agreement or any other agreement relating to the Transaction, the Vistana Group shall retain or assume, as the case may be, responsibility as employer of the Vistana Employees.

(d)                                 Employment Agreements.  At or prior to the Business Transfer Time, Starwood shall cause Vistana to assume and be solely and exclusively responsible for all Employment Agreements entered between the Vistana Employees or Former Vistana Employees and Starwood or any of its Affiliates that are listed on Schedule 2.01(d) and all obligations and liabilities with respect thereto, to be effective as of the Business Transfer Date, and on and after the Business Transfer Date Starwood and its

Affiliates (other than Vistana Entities) shall have no obligations or liabilities with respect to such Employment Agreements.  From and after the Closing Date, ILG shall, or shall cause Vistana to, assume and honor all liabilities and obligations to or in respect of the Vistana Employees or Former Vistana Employees (and any dependents or beneficiaries thereof) under all Vistana Benefit Plans and all Employment Agreements, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which any Vistana Entity is a party, as in effect immediately prior to the Closing.  Starwood shall take all steps necessary to terminate the Employment Agreement between Matthew Avril and Starwood Vacation Ownership, Inc., dated April 13, 2015 prior to the Business Transfer Time without any payment by Starwood Vacation Ownership, Inc. or any of the Vistana Entities, and ILG and the Vistana Entitles shall have no liability with respect to such employment agreement or the Consulting Agreement between MAE Business Enterprises, Inc. and Starwood, dated December 15, 2014, as amended.

(e)                                  Comparable Benefits.  For the period from the Closing Date through December 31, 2016, ILG shall or shall cause Vistana to provide to each Vistana Employee (i) annual base salary, target bonus opportunities (as a percentage of base salary) and commission opportunities that are no less than the annual base salary, target bonus opportunities and commission opportunities, respectively, provided to such Vistana Employee immediately prior to the Closing Date, (ii) employee benefits that are comparable in the aggregate to such Vistana Employee to those benefits provided to such Vistana Employee immediately prior to the Closing Date but excluding any defined benefit pension benefits, employer or matching contributions under any defined contribution retirement plan, equity compensation arrangement, stock purchase programs, retiree medical or insurance benefits, any benefits under a nonqualified deferred compensation plan or employee discount program, (iii) severance benefit opportunities that are not less favorable to such Vistana Employee than the greater of (A) the severance benefit opportunities available to such Vistana Employee under such Vistana Employee’s offer letter (if listed on Schedule 2.01(d)) or (B) the severance benefit opportunities available to such Vistana Employee under Starwood’s severance benefit guidelines listed on Schedule 2.01(e), in each case immediately prior to the Closing Date, and (iv) an opportunity to participate in the ILG Retirement Plan on substantially the same terms as similarly situated employees of ILG.

(f)                                   Service Credit.  From and after the Closing, ILG shall give each Vistana Employee full credit for determining the amount of paid time off, vacation or sick leave, and the level of employer contributions under any defined contribution retirement plan, and for purposes of eligibility to participate and vesting (but not benefit accruals (if applicable)) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, defined contribution (for example, 401(k)), deferred compensation, savings, medical, dental, life insurance, disability, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by ILG or any of its Affiliates (including Vistana and its

Subsidiaries) under which such Vistana Employee is eligible to participate after the Closing for such Vistana Employee’s service with Starwood, Vistana or their Subsidiaries prior to the Effective Time, to the same extent recognized by any of Starwood, Vistana and their Subsidiaries immediately prior to the Effective Time, except to the extent such credit would result in the duplication of benefits for the same period of service.  Notwithstanding the foregoing, to the extent permitted under applicable Law, neither ILG nor Vistana shall be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of ILG that is a defined benefit pension plan.

Section 2.02                             Retirement Plans.

(a)                                 Starwood Retirement Plan.  Effective on the Closing Date, Vistana Employees shall cease to be eligible to: (A) have elective deferrals contributed on their behalf to the Starwood Retirement Plan with respect to pay paid after the Closing Date, (B) be credited with future employer contributions (for example, matching contributions) in the Starwood Retirement Plan, or (C) make contributions (for example, rollovers or loan repayments) to the Starwood Retirement Plan. Starwood shall contribute to the applicable Vistana Employee or Former Vistana Employee accounts under the Starwood Retirement Plan the employer match true-up pursuant to Section 4.2(b) of such plan with respect to the completed plan year prior to the Closing Plan Year in the ordinary course but no later than the day before the Closing Date.  Such employer match true-up shall be charged to and paid by Vistana pursuant to Starwood’s normal operating rules for the employer match true-up.

(b)                                 ILG Retirement Plan.  Prior to the Closing Date, ILG shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish or maintain for the benefit of Vistana Employees (i) a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA, and (ii) a related trust or trusts exempt under Section 501(a) of the Code, each to be effective no later than the Closing Date (such plan and trust(s), the “ILG Retirement Plan”).

(c)                                  Spin-Off of the Starwood Retirement Plan and Merger into the ILG Retirement Plan.  Effective on the Closing Date, Starwood shall cause the Starwood Retirement Plan to spin off the portion of the Starwood Retirement Plan attributable to the Vistana Employees and Former Vistana Employees, as well as to any respective Plan Payees, such spinoff to include (but not be limited to) any and all such individual’s accounts, liabilities, related assets, unvested amounts, zero dollar accounts, forfeited accounts, unlocatable participant accounts and outstanding loan balances.  Effective immediately thereafter, ILG or one of its Affiliates shall cause the ILG Retirement Plan to accept the merger of such spun-off portion of the Starwood Retirement Plan.  All assets shall be transferred in cash as soon as administratively practicable thereafter and shall be mapped to appropriate investment options in the ILG Retirement Plan pursuant to Section 404(c)(4) of ERISA or to the appropriate qualified default investment fund under the ILG Retirement Plan pursuant to Section 404(c)(5) of ERISA.  Such spinoff and merger shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA.  The benefits of the Vistana Employees participating in the Starwood Retirement Plan as of immediately prior to the plan merger described in this Section 2.02(c) shall be preserved in the ILG Retirement Plan effective as of the plan merger described in this Section 2.02(c) to the extent required under the anti-cutback rules of Section 411(d)(6) of the Code.

(d)                                 Alternative to Spin-Off and Merger.  Starwood represents that, with respect to the Starwood Retirement Plan (i) the plan is qualified within the meaning of Section 401(a) of the Code, (ii) Starwood has received a favorable determination from the Internal Revenue Service with respect to the qualified status of the plan covering the terms of the plan as currently in effect, (iii) nothing has occurred since the date of such letter that would reasonably be expect to adversely affect the qualified status of the plan, and (iv) the plan has been administered materially in accordance with its terms and all applicable Laws, including ERISA and the Code.  Notwithstanding anything herein to the contrary, if events happen such that the representations made by Starwood set forth in the preceding sentence are not materially true and correct with respect to the Starwood Retirement Plan at any time prior to the Closing Date and have not been fully corrected by the Closing Date, then ILG may elect, in a written notice to Starwood delivered not later than three (3) business days prior to the Closing Date, not to effectuate the transactions described in Section 2.02(c) (which shall be the only consequence of any such breach of Starwood’s representation in this Section 2.02(d)).  In such case, after the Closing Date the Starwood Retirement Plan shall give each Vistana Employee, Former Vistana Employee, and any respective Plan Payee who has a vested account balance under the Starwood Retirement Plan at the Closing Date the opportunity to elect a distribution of the portion of such balance that would be an eligible rollover distribution within the meaning of Section 402(c)(4) of the Code (including any outstanding loan notes that are not in default at the time of the rollover) (“eligible rollover distributions”) in the form of a direct rollover to the ILG Retirement Plan, pursuant to procedures and time frames agreed to by the parties to facilitate this process.  The Starwood Retirement Plan shall arrange for a transfer of these direct eligible rollover distributions to the ILG Retirement Plan in one or more transmissions to occur no later than sixty (60) days following the Closing Date.  ILG shall cause the ILG Retirement Plan and related trust to accept such rollovers (including such outstanding loan notes), except for any for which it has evidence that they are not in fact eligible rollover distributions.  Vistana Employees, Former Vistana Employees, and any respective Plan Payees who do not take advantage of this rollover opportunity retain the right to make direct or indirect rollovers to the ILG Retirement Plan under its usual rules.

(e)                                  Foreign Service Defined Benefit Plan.

(i)                                     General.  Starwood will, or will cause one of its Affiliates (other than Vistana Entities) to, assume or retain the Starwood Hotels & Resorts

Retirement Plan for Foreign Service Employees (the “Foreign Service DB Plan”), which is a frozen plan.

(ii)                                  Foreign Service DB Shortfall.  Notwithstanding Section 2.02(e)(i) above, within seven (7) days following the Closing Date, ILG shall transfer to Starwood $180,000, which Starwood shall immediately contribute to the Foreign Service DB Plan.  ILG and Vistana shall have no liability with respect to the Foreign Services DB Plan, other than as provided in the preceding sentence.

(f)                                   Foreign Service Defined Contribution Plan.  Starwood will, or will cause one of its Affiliates (other than Vistana Entities) to, assume or retain the Starwood Hotels & Resorts Defined Contribution Plan for Foreign Service Employees.

Section 2.03                             Nonqualified Plans.

(a)                                 Starwood Deferred Compensation Plan.  Vistana Employees shall not be permitted to defer compensation to the Starwood Deferred Compensation Plan on or after the Closing Date.

(b)                                 Vistana Deferred Compensation Plan.  Effective immediately prior to the Closing Date, Vistana shall take, or cause to be taken, or have taken, all action necessary and appropriate to establish for the benefit of Vistana Employees a nonqualified deferred compensation plan (such plan, the “Vistana Deferred Compensation Plan”).  The Vistana Deferred Compensation Plan shall have terms and features that are substantially similar to the Starwood Deferred Compensation Plan, other than with respect to investment options, such that (for the avoidance of doubt), the Starwood Deferred Compensation Plan shall be substantially replicated by the Vistana Deferred Compensation Plan, except that neither ILG nor Vistana shall be under any obligation to offer any employees the opportunity to make future deferral elections under such Plan, and if it does, neither ILG nor Vistana shall be under any obligation to make deferral elections available under the same terms as applied under the Starwood Deferred Compensation Plan.  However, the Vistana Deferred Compensation Plan shall honor deferral elections made by Vistana Employees in the Starwood Deferred Compensation Plan before the Closing Date.  Vistana shall designate one or more phantom investment options that are commercially reasonable for a nonqualified deferred compensation plan like the Vistana Deferred Compensation Plan, the gains and losses and income and expenses of which shall be used to determine investment return equivalents by which the account of participants in the Vistana Deferred Compensation Plan shall be adjusted.  From and after the Closing Date, Vistana shall be solely and exclusively responsible for all obligations and liabilities with respect to, or in any way related to, the Vistana Deferred Compensation Plan, whether accrued before, on or after the Closing Date.  The Vistana Deferred Compensation Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Department of Labor Regulation § 2520.104-23.  The Vistana Deferred Compensation Plan shall not be a funded plan, and neither Vistana nor any of its Affiliates is under any obligation to set aside any funds for the purpose of making payments under the Vistana Deferred Compensation Plan.

(c)                                  Transfer of Interests and Elections as of Closing Date.

(A)                               Transfer of Interests.  Prior to the Closing Date, Starwood shall cause the Starwood Deferred Compensation Plan to transfer to the Vistana Deferred Compensation Plan, and Vistana or an Affiliate thereof will cause such Vistana Deferred Compensation Plan to accept the transfer of, the interests of participants in the Starwood Deferred Compensation Plan who are Vistana Employees or Former Vistana Employees, as well as any respective Plan Payees.  Starwood will not transfer to Vistana or an Affiliate thereof any assets that are earmarked for the payment of benefits with respect to these transferred interests.

(B)                               Transfer of Elections.  Prior to the Closing Date and as permitted by Section 409A of the Code, Vistana will cause the Vistana Deferred Compensation Plan to recognize and maintain existing elections, including deferral, payment form elections, and beneficiary designations with respect to Vistana Employees and Former Vistana Employees, as well as any respective Plan Payees, under the Starwood Deferred Compensation Plan, but Vistana is under no obligation to recognize or maintain the investment elections and options under the Starwood Deferred Compensation Plan. The transfer of elections contemplated in this Section 2.03(c) shall be expressly conditioned on Starwood providing to ILG, no later than thirty (30) days prior to the Closing Date, a data report of all elections (other than investment elections) made by the Vistana Employees or Former Vistana Employees under the Starwood Deferred Compensation Plan, in a format reasonably acceptable to ILG.

(d)                                 Transfer of Liabilities.  Within seven (7) days following the Closing Date, Starwood or one of its Affiliates shall transfer to ILG an amount in cash equal to the sum of the value of each of the existing subaccounts under the Starwood Deferred Compensation Plan with respect to each of the participants in the Starwood Deferred Compensation Plan who are Vistana Employees or Former Vistana Employees, as well as any respective plan payees, determined as of the last “Valuation Date” (as defined therein) immediately before the Closing Date, and after crediting such subaccounts with earnings and gains (and debited for expenses and losses) as specified in Section 6 thereof through such Valuation Date.  The recordkeeper for the Starwood Deferred Compensation Plan, which is MullinTBG as of the execution hereof, shall make this determination pursuant to the terms of the Starwood Deferred Compensation Plan and its customary rules for valuing such subaccounts (to the extent such rules do not conflict with the terms of the Starwood Deferred Compensation Plan), subject to the review and approval of ILG which approval shall not be unreasonably withheld.

(e)                                  Section 409A.  The Parties will cooperate in good faith so that the transfers contemplated by this Section 2.03 will not result in adverse Tax consequences under Section 409A of the Code.

Section 2.04                             Annual Bonus.

(a)                                 ILG will be responsible for establishing, or causing Vistana to establish, effective as of the Closing Date, a bonus program in which Vistana Employees who participated in Starwood’s Annual Incentive Plan or any other bonus or incentive compensation plan or program maintained by Starwood, Vistana or any of their Affiliates (the “Starwood AIP”) immediately prior to the Closing Date will participate effective on the Closing Date (the “ILG AIP”).  The ILG AIP will be structured so that it provides a bonus opportunity for the Closing Plan Year that preserves to the extent practicable the bonus opportunity that each Vistana Employee would have had if he or she would have remained a participant in the Starwood AIP for the entire Closing Plan Year (the “FY ILG AIP Award”).  The FY ILG AIP Award shall consist of (1) a pro-rated award calculated based upon the achievement of the performance objectives applicable to the related Starwood AIP award and the number of days in the Closing Plan Year that occurs prior to the Closing Date and (2) a pro-rated award calculated based upon performance of ILG and the number of days in the Closing Plan Year that occurs following the Closing Date and including the Closing Date.  ILG will pay all FY ILG AIP Awards.  Starwood shall provide ILG with any necessary performance results for the Closing Plan Year and any other information necessary to enable ILG to meet its obligations under this Section 2.04(a).

(b)                                 Starwood will retain all obligations related to bonus compensation earned by Vistana Employees under the Starwood AIP with respect to any calendar year ended prior to the Closing Date that is earned but unpaid as of the Effective Time; provided, however, that, if requested by Starwood, ILG or an Affiliate thereof will make all cash payments in respect of any such bonus compensation so long as Starwood transfers to ILG, prior to the date that such payment is to be made to the applicable Vistana Employee, the amounts payable in respect of such cash payments, including all applicable withholding amounts and the employer’s portion of any employment taxes.

Section 2.05                             Health and Welfare Benefits.

(a)                                 Starwood Flexible Benefits Plan.  Effective as of the Closing Date, Vistana Employees will cease to participate in the Starwood Flexible Benefits Plan.

(b)                                 Establishment of ILG Flexible Benefits Plan.  Prior to the Closing Date, ILG shall or shall cause one of its Affiliates to take, or cause to be taken, or have taken, all action necessary and appropriate to establish or designate and administer a group welfare benefits plan for the benefit of all Vistana Employees effective as of the Closing Date (the “ILG Flexible Benefits Plan”) and to provide benefits thereunder for all eligible Vistana Employees who choose to enroll in such Plan.  ILG will cause such ILG Flexible Benefits Plan to cover those Vistana Employees and their dependents who immediately prior to the Closing Date were participating in, or entitled to present or future benefits under, the Starwood Flexible Benefits Plan, and shall recognize the most recent hire date of such Vistana Employee with Starwood or a member of the controlled group of organizations of which Starwood is a part (as defined by Section 414 of the Code and regulations issued thereunder) for purposes of determining whether such Vistana Employee has met any otherwise applicable waiting period.  Starwood will be responsible for all liabilities associated with claims incurred prior to the Closing Date by Vistana Employees and Former Vistana Employees and their dependents under the Starwood Flexible Benefits Plan, which are paid on or after the Closing Date, regardless of when such claims are filed and/or paid.

(c)                                  Dependent Care Flexible Spending Account.  Notwithstanding anything contained in Section 2.05(b), to the extent Vistana Employees participate in a dependent care spending account under the Starwood Flexible Benefits Plan (the “Starwood FSA”) during the Closing Plan Year, ILG shall establish (or cause its Affiliate, if applicable, to establish) one or more comparable plans (the “ILG FSA”) that will recognize the elections that such Vistana Employees had in effect for purposes of the Closing Plan Year under the Starwood FSA.  The ILG FSA shall (1) assume the assets and obligations of the Starwood FSA with respect to Vistana Employees as of the Closing Date and (2) provide the same level of dependent care spending account benefits as those provided under the Starwood FSA at least through the end of the Closing Plan Year.  After the Closing Date, the ILG FSA will be responsible for reimbursement of all previously unreimbursed reimbursable dependent care claims incurred by Vistana Employees, regardless of when the claims were incurred.

(d)                                 Continuation Coverage.  As of the Closing Date, ILG and the ILG Flexible Benefits Plan shall assume or retain and shall be solely responsible for providing and meeting the continuation coverage requirements imposed by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) for all Vistana Employees and all Former Vistana Employees, as well as their “qualified beneficiaries” (as defined under COBRA), regardless of whether such liabilities arose before, on or after the Closing Date.

(e)                                  Health Reimbursement Account.  Notwithstanding anything contained in Section 2.05(b), ILG shall or shall cause one of its Affiliates to adopt a health reimbursement account (the “ILG HRA”), effective as of the Closing Date.  The ILG HRA shall have similar terms and provide the same level of benefits as Starwood’s health reimbursement account in effect immediately prior to the Closing Date (the “Starwood HRA”).  Effective as of the Closing Date, ILG shall assume the liabilities and obligations with respect to the account balances for all Vistana Employees and Former Vistana Employees under the Starwood HRA and shall pay all benefits with respect thereto to such Vistana Employees and Former Vistana Employees on and after the Closing Date.

(f)                                   6055/6056 Reporting.  ILG shall be solely responsible for ensuring that Vistana complies with the reporting obligations under Section 6056 of the Code (Reporting of Offers of Coverage) with respect to Vistana Employees for the Closing Plan Year (including while Vistana was owned by Starwood) and periods after the Closing Date, for which Vistana has a reporting obligation, provided that Starwood shall be responsible for complying with all reporting obligations with respect to the year prior to the Closing Plan Year.  In this regard, Vistana shall be responsible for distributing IRS Form 1095-C to applicable individuals and filing IRS Forms 1094-C and 1095-C with the IRS, all according to the applicable rules and regulations governing such forms.  ILG shall also be solely responsible for ensuring that Vistana complies with the reporting obligations under Section 6055 of the Code (Reporting of Enrollment in Minimum Essential Coverage) with respect to all Vistana Employees who are enrolled in a self-insured medical plan under the Starwood Flexible Benefits Plan.  Vistana may meet this obligation either through IRS Forms 1094-C and 1095-C or IRS Forms 1094-B and 1095-B, all in accordance with applicable rules and regulations.  The reporting obligations under Section 6055 of the Code for Vistana Employees who are enrolled in a fully insured medical plan under the Starwood Flexible Benefits Plan shall be met by the applicable insurance carrier or HMO.  Starwood shall work with ILG to provide all necessary, pre-Closing Date information for Vistana to meet its reporting obligation, which information shall be complete, accurate and provided to Vistana no later than thirty (30) days prior to the date that such reporting obligation is due; provided, however, that to the extent reasonably necessary such time frame shall be reduced to fifteen (15) days for any data related to the four (4) month period ending on the date such reporting obligation is due.

(g)                                  Credit for Benefits.  ILG shall (1) waive for each Vistana Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of ILG or any of its Affiliates applicable to (or was previously satisfied by) such Vistana Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Vistana Employee under the terms of the welfare plans of Vistana and its Affiliates (including Starwood) immediately prior to the Effective Time, and (2) give full credit under the welfare plans of ILG and its Affiliates applicable to each Vistana Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Effective Time in the Closing Plan Year, and for any lifetime maximums, as if there had been a single continuous employer.

Section 2.06                             Workers’ Compensation.  Starwood will be solely responsible for all United States (including its territories) workers’ compensation claims for all Employees and former Employees of Starwood or its Affiliates other than the Vistana Employees, regardless of when the Workers’ Compensation Events to which such claims relate occur.  Effective as of the Closing Date, ILG and its Affiliates will be solely responsible for all United States (including its territories) workers’ compensation claims of Vistana Employees with respect to Workers’ Compensation Events, regardless of when such Workers Compensation Events to which such claims relate occur except to the extent claims related to events occurring prior to the Closing Date are covered under an applicable Starwood’s workers’ compensation insurance policy.

Section 2.07                             Vacation and Sick Pay Liabilities.  On and after the Closing Date, ILG shall provide the Vistana Employees with the same vested and unvested balances of vacation and sick leave as credited to the Vistana Employees on Starwood’s or its Affiliate’s payroll system immediately prior to the Closing Date.  On and after the Closing Date, ILG shall continue to accrue vacation and sick leave in respect of each Vistana Employee according to Starwood’s accrual schedule as in effect immediately prior to the Closing Date.

Section 2.08                             Severance.  Effective as of the Effective Time, ILG shall assume all severance obligations under any Starwood Plan with respect to any Former Vistana Employee.

Section 2.09                             Preservation of Right To Amend or Terminate Plans.  Except as otherwise expressly provided in this Agreement, the Separation Agreement or the Merger Agreement, no provisions of this Agreement, shall be construed as a limitation on the right of Starwood, Vistana or ILG or any Affiliate thereof to amend any Plan or terminate its participation therein which Starwood, Vistana or ILG or any Affiliate thereof would otherwise have under the terms of such Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any Employee or former Employee, or dependent or beneficiary of such Employee or former Employee, or any Plan Payee under a Plan which such person would not otherwise have under the terms of the Plan itself.

Section 2.10                             No Right to Employment.  Notwithstanding anything to the contrary set forth in this Agreement, no provisions of this Agreement shall be deemed to guarantee employment for any period of time for, or preclude the ability of Vistana, ILG or any of its or their Affiliates (as defined in the Merger Agreement) to terminate any employee or individual service provider for any reason.

Section 2.11                             Equity Compensation Awards.  Each Starwood Equity Award granted in 2014 or later and held by a Vistana Employee that is outstanding immediately prior to the Effective Time will be converted as described in subsections (a) and (b) below, so that each such Starwood Equity Award will become an ILG Equity Award.  Starwood shall provide all information or documentation reasonably requested by ILG to fulfill such obligation within seven (7) days of receiving such request. From and after the Closing Date, ILG will retain, pay, perform, fulfill and discharge all liabilities arising out of or relating to the ILG Equity Awards.

(a)                                 Starwood Time-Based Stock Awards.  Each Starwood Time-Based Stock Award granted in 2014 or later and held by a Vistana Employee and listed on Schedule 2.11(a) will be assumed by ILG and converted, effective as of the Effective Time, into an ILG Time-Based Stock Award of the same type (the “Assumed Time-Based Stock Award”).  Each such Assumed Time-Based Stock Award will be subject to substantially the same terms, vesting conditions and other restrictions, if any, that were applicable to the related Starwood Time-Based Stock Award immediately prior to the Closing Date, except that such terms, conditions and restrictions will be modified to the extent necessary to reflect that the holder of such Assumed Time-Based Stock Award provides services to ILG or its Affiliates (and not Starwood or its Affiliates) and the issuer of the common stock underlying the Assumed Time-Based Stock Award is ILG (and not Starwood).  The number of shares of ILG Common Stock covered by each Assumed Time-Based Stock Award for each Vistana Employee will be equal to the product (rounded up to the nearest whole share) of (1) the number of shares of Starwood Common Stock covered by such Starwood Time-Based Stock Award immediately prior to the Effective Time and (2) the Adjustment Ratio.  For the avoidance of doubt, the holder of any Starwood Time-Based Stock

Award that consists of restricted shares will not be entitled to receive any shares of Vistana Common Stock to which such holder may have been entitled with respect to such restricted shares as a stockholder at the Record Date.  As soon as reasonably practicable following the Effective Time, ILG will issue each Person who holds an Assumed Time-Based Stock Award a document evidencing the foregoing assumption of such Assumed Time-Based Stock Award by ILG.

(b)                                 Starwood Performance Shares.  Each Starwood Performance Share award granted in 2014 or later and held by a Vistana Employee and listed on Schedule 2.11(b) will be deemed to have been earned (the “Earned Starwood Performance Shares”) at the greater of (1) the target level of achievement of the applicable management objectives or (2) the actual level of achievement of the applicable management objectives measured as of the Closing Date and reasonably determined by Starwood in accordance with the terms of the Starwood Stock Plan using a methodology consistent with the methodology used in Starwood’s past practice in the ordinary course of business.  For the avoidance of doubt, although the amount of Earned Starwood Performance Shares may be affected as a result of determining the achievement of the applicable management objectives as of the Closing Date rather than as of the end of the original performance period, such Earned Starwood Performance Shares shall not be further reduced or pro-rated based on the Vistana Employee ceasing to be employed by Starwood or its Affiliates as of such date.  The Earned Starwood Performance Shares will be assumed by ILG and converted, effective as of the Effective Time, into a restricted stock units award covering ILG Common Stock (the “Converted RSUs”) and subject to substantially the same terms as the related Starwood Performance Shares, except that (y) such restricted stock units awards will vest in full on the third anniversary of the grant date of the original Starwood Performance Share award (generally subject to continued employment or service with ILG or an Affiliate thereof through such date) and will not be subject to any additional performance objectives and (z) the other terms and conditions will be modified to the extent necessary to reflect that the holder of such Converted RSU provides services to ILG or its Affiliates (and not Starwood or its Affiliates) and the issuer of the common stock underlying the Converted RSU is ILG (and not Starwood).  The number of such Converted RSUs for each such Vistana Employee will be equal to the product (rounded up to the nearest whole share) of (1) the number of Earned Starwood Performance Shares, as determined in accordance with the above, and (2) the Adjustment Ratio.  Any portion of the Starwood Performance Share awards that is not earned as of the Closing Date will be cancelled and forfeited.  As soon as reasonably practicable following the Effective Time, ILG will issue each Person who holds a Converted RSU a document evidencing the foregoing assumption of such Converted RSU by ILG.

(c)                                  Miscellaneous.  Starwood and ILG shall take any and all actions reasonably necessary to effectuate the transactions contemplated by this Section 2.11.  Without limiting the generality of the foregoing, as soon as practicable after the Effective Time, to the extent necessary, ILG shall prepare and file with the SEC a registration statement registering the number of shares of ILG Common Stock necessary to fulfill ILG’s obligations under this Section 2.11.

ARTICLE III.
LABOR AND EMPLOYMENT MATTERS

Notwithstanding any other provision of this Agreement or any other agreement between ILG, Vistana and/or Starwood to the contrary, the Parties understand and agree that:

Section 3.01                             Collective Bargaining Agreements.

(a)                                 With regard to Employees of Starwood and its Subsidiaries covered by a Collective Bargaining Agreement immediately prior to the Closing Date, the Parties covenant to cooperate with each other to avoid any action which could, on a reasonably foreseeable basis, disrupt or otherwise negatively impact the labor relations of any other Party.

(b)                                 Effective as of the Business Transfer Date, Vistana or an Affiliate of Vistana shall retain or assume each Collective Bargaining Agreement covering Vistana Employees, and Starwood shall have no further liability thereunder.  Prior to the Business Transfer Date, Starwood agrees that it will comply and will cause any Affiliate of Starwood to comply, in all material respects, with all of the terms and conditions set forth in each such Collective Bargaining Agreement and with applicable Law covering Starwood and any Starwood Affiliate’s Employees, including but not limited to, the fulfillment of any labor or employment-related notice, information or consultation requirements relating to the matters contemplated hereby.

Section 3.02                             WARN Obligations.  Before and after the Closing Date, each party shall comply in all material respects with the Worker Adjustment and Retraining Notification Act and similar state and local laws (“WARN”).  As of the Closing Date, ILG and its Affiliates shall be responsible for all obligations and liabilities under WARN relating to the Vistana Employees arising from mass layoffs or plant closings (each as defined under WARN) occurring on or after the Closing Date, and Starwood shall be responsible for all obligations and liabilities under WARN relating to the Vistana Employees arising from mass layoff or plant closings (each as defined under WARN) occurring prior to the Closing Date and all obligations and liabilities under WARN relating to Former Vistana Employees.

Section 3.03                             Multiemployer Plan.

(a)                                 In the event the Hotel Union And Hotel Industry Of Hawaii Pension Trust Fund (the “Hotel Trust Fund”) assesses withdrawal liability under Section 4201(a) of ERISA against Starwood, and/or its Affiliates as the result of a complete or partial withdrawal from the Hotel Trust Fund that is caused by actions taken by either Vistana or ILG without the consent of Starwood with respect to Employees at the resort currently known as the Sheraton Kauai Resort (“Withdrawal Liability”) (examples would include, but are not limited to, Withdrawal Liability that is caused by ILG closing the Sheraton Kauai Resort or converting it to timeshares, or terminating its management contract with Starwood), ILG shall indemnify Starwood for such Withdrawal Liability as follows:

(i)                                     in the event Withdrawal Liability is assessed against Starwood or its Affiliates with respect to a withdrawal event that occurs on or after the Closing Date and prior to the first anniversary of the Closing Date, ILG shall not indemnify Starwood for any portion of such Withdrawal Liability;

(ii)                                  in the event Withdrawal Liability is assessed against Starwood or its Affiliates with respect to a withdrawal event that occurs on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, ILG shall indemnify Starwood for one-third of such Withdrawal Liability;

(iii)                               in the event Withdrawal Liability is assessed against Starwood or its Affiliates with respect to a withdrawal event that occurs on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, ILG shall indemnify Starwood for two-thirds of such Withdrawal Liability; and

(iv)                              in the event Withdrawal Liability is assessed against Starwood or its Affiliates on or after the third anniversary of the Closing Date, ILG shall indemnify Starwood for the full amount of such Withdrawal Liability.

Starwood shall remain fully responsible, with no right to any indemnification or reimbursement from ILG, for any Withdrawal Liability for which ILG does not expressly agree to indemnify Starwood pursuant to this Section 3.03(a).

(b)                                 Notwithstanding anything herein to the contrary, Starwood shall have no right to any indemnification against ILG for any Withdrawal Liability pursuant to Section 3.03(a) above until Starwood or an Affiliate satisfies any of its required ongoing obligations to make contributions under the Hotel Trust Fund that remain unpaid at the time of the withdrawal triggering such indemnification right under Section 3.03(a).

(c)                                  In the event that Starwood incurs any Withdrawal Liability for which Starwood is entitled to indemnification from ILG pursuant to this Section 3.03, then with respect to such Withdrawal Liability, ILG shall have the right to direct Starwood to challenge such assessment of Withdrawal Liability to the full extent permitted by applicable Law and the Hotel Trust Fund, including, without limitation, a proceeding under Section 4221 of ERISA provided that ILG pays (or reimburses Starwood for) the costs of such defense in proportion to its obligation to indemnify Starwood for such Withdrawal Liability pursuant to Section 3.03(a).

(d)                                 ILG shall not be considered or deemed to be a participating employer in the Hotel Trust Fund and shall have no liability to the Hotel Trust Fund.

Section 3.04                             Attorney-Client Privilege.  The provisions herein requiring the Parties to cooperate shall not be deemed to be a waiver of the attorney-client privilege for the Parties nor shall it require the Parties to waive their attorney-client privilege.  In the event of any conflict between the applicable terms of the Separation Agreement or the Merger Agreement and the terms of this Agreement with respect to matters relating to attorney-client privilege, the work product doctrine and all other evidentiary privileges and non-disclosure doctrines, the applicable terms of the Merger Agreement or the Separation Agreement, as applicable (including Sections 7.06 and 7.07 of the Merger Agreement and Section 6.8 of the Separation Agreement), shall prevail.

ARTICLE IV.
REMEDIES

Section 4.01                             Indemnification.  Any breach of this Agreement by any party hereto or any indemnification obligation under this Agreement shall be subject to the provisions set forth in Article V of the Separation Agreement which shall apply to this Agreement as if incorporated in their entirety herein.

Section 4.02                             Enforcement.  The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party hereto is entitled at Law or in equity.  Each party hereto agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, Starwood and Vistana shall be entitled to specific performance to enforce specifically the terms and provisions of and to prevent or cure breaches of this Agreement by ILG.

ARTICLE V.
MISCELLANEOUS

Section 5.01                             Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

Section 5.02                             Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 5.03                             Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 5.04                             Captions.  The captions in this Agreement are inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 5.05                             Severability of Provisions.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 5.06                             Notices.  All notices, consents, approvals and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, (d) when delivered by facsimile (solely if receipt is confirmed) or (e) or by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

if to Starwood

Starwood Hotels & Resorts Worldwide, Inc.
One StarPoint
Stamford, Connecticut 06902
Attention: Chief Financial Officer
Facsimile: (203) 351-2519
Email: thomas.mangas@starwoodhotels.com
with a copy (which shall not constitute notice) to the same address:

Attention:	Kenneth S. Siegel
Facsimile No.:	(203) 351-2401
Email:	kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Jennifer Perkins
Facsimile No.:	(212) 751-4864
Email:	jennifer.perkins@lw.com

with a copy (which shall not constitute notice) to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114-1190
Attention:	Stephen Coolbaugh
Facsimile No.:	(216) 579-0212
Email:	spcoolbaugh@jonesday.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW Suite 900
Washington, DC 20005-2018
Attention:	Devon Miller
Facsimile No.:	(202) 253-1967
Email:	dmiller@kilpatricktownsend.com

if to ILG

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: Victoria J. Kincke, General Counsel
Facsimile: 305-667-2072

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz
Facsimile No.: (212) 310-8007
Email: michael.lubowitz@weil.com

if to Vistana

Vistana Signature Experiences, Inc.
9002 San Marco Court
Orlando, Florida 32819
Attention:	President and Chief Executive Officer
Facsimile No.: (407) 417-7110

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz
Facsimile No.: (212) 310-8007
Email: michael.lubowitz@weil.com

or to such other address or addresses as the Parties may from time to time designate in writing.

Section 5.07                             Further Assurances.  Each party hereto agrees that it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 5.08                             Amendment; Waiver.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner as this Agreement and which makes reference to this Agreement.  Any party hereto may waive any of the terms or conditions of this Agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party hereto sought to be charged with such waiver.  No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.09                             Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 5.10                             Consent to Jurisdiction:  Waiver of Jury Trial.

(a)                                 Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or, if it cannot acquire jurisdiction, in any federal court of the United States of America sitting in Delaware, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in such courts and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 5.10(a).

(b)                                 Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (i) certifies that no Representative of any other party hereto has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.10.

Section 5.11                             Entire Agreement.  This Agreement, the Separation Agreement and the Merger Agreement constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties, except as expressly set forth in this Agreement, the Separation Agreement and the Merger Agreement.

Section 5.12                             Counterparts.  This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 5.13                             Expenses.  Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Employee Matters Agreement]

VISTANA SIGNATURE EXPERIENCES, INC.

By:	/s/ Sergio D. Rivera
Name:	Sergio D. Rivera
Title:	Chief Executive Officer & President

[Signature Page to Employee Matters Agreement]

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Employee Matters Agreement]